UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2009

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Glover Avenue P. O. Box 4505 Norwalk, Connecticut	06856-4505
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On September 27, 2009, Xerox Corporation (“Xerox”), Boulder Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Xerox, and Affiliated Computer Services, Inc. (“ACS”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of ACS by Xerox. Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of all parties, ACS will be merged with and into Merger Sub.

As a result of the merger, each outstanding share of ACS’s Class A common stock, other than shares owned by Xerox, Merger Sub, or ACS (which will be cancelled) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn (collectively, “Excluded Shares”), will be converted into the right to receive a combination of (i) 4.935 shares of common stock of Xerox (“Common Stock”) and (ii) $18.60 in cash, without interest. As a result of the merger, each outstanding share of Class B common stock of ACS, other than Excluded Shares, will be converted into the right to receive (i) 4.935 shares of Common Stock, (ii) $18.60 in cash, without interest and (iii) a fraction of a share of a new series of convertible preferred stock to be issued by Xerox and designated as Series A Convertible Perpetual Preferred Stock (“Convertible Preferred Stock”) equal to (x) 300,000 divided by (y) the number of shares of Class B common stock of ACS issued and outstanding as of the effective time of the merger. A description of the Convertible Preferred Stock is set forth in Item 5.03 below.

The consummation of the merger is subject to certain conditions, including, among others: (i) the adoption of the Merger Agreement by ACS’s stockholders, (ii) the approval of the issuance of Common Stock by Xerox’s stockholders, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other material antitrust approvals and (iv) the lenders providing Xerox with debt financing in connection with the Merger shall not have declined to provide such financing at closing primarily due to the occurrence of a Material Adverse Effect or a Parent Material Adverse Effect (both as defined in the Merger Agreement) or due to Xerox failing to receive (A) from Standard & Poor’s, within one week of the date of closing, a reaffirmation of the corporate credit rating of Xerox after giving effect to the Merger and the other transactions contemplated hereby, which shall be BBB- or higher (stable) at closing and (B) from Moody’s, within one week of the date of closing, a reaffirmation of the corporate family rating of Xerox after giving effect to the Merger and the other transactions contemplated hereby, which shall be Baa3 or higher (stable) at closing. In addition, the credit ratings (after giving effect to the Merger and the other transactions contemplated hereby, including, any issuance of Notes (as defined in the Debt Commitment Letter (as defined below)), of each issue of notes outstanding at closing (not including the outstanding 8% trust preferred securities) of Xerox or any of its subsidiaries shall be at least BBB- (stable) from Standard & Poor’s and Baa3 (stable) from Moody’s at closing.

The Merger Agreement contains customary covenants, including covenants providing for each of the parties: (i) to use reasonable best efforts to cause the transaction to be consummated, (ii) not to solicit alternate transactions, and (iii) to call and hold a special stockholders’ meeting and recommend adoption of the Merger Agreement, in the case of ACS, and issuance of Common Stock, in the case of Xerox.

The Merger Agreement contains certain termination rights and provides that (i) upon the termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the board of ACS, ACS will owe Xerox a cash termination fee of $194 million, (ii) upon the termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the board of Xerox, Xerox will owe ACS a cash termination fee of $235 million and (iii) upon the termination of the Merger Agreement due to Xerox’s failure to obtain the required stockholder approval at the Xerox stockholders’ meeting, Xerox will owe ACS a cash termination fee of $65 million.

Xerox is also obligated to pay a cash termination fee of $323 million if the Merger Agreement is terminated because the merger is not consummated by June 27, 2010 and on such date, all closing conditions except the financing condition are satisfied.

The foregoing description of the Merger Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Voting Agreement

In connection with the execution of the Merger Agreement, Darwin Deason (the “Stockholder”), owner of 43.6% of the outstanding voting power of ACS as of September 28, 2009, entered into a Voting Agreement, dated as of September 27, 2009 (the “Voting Agreement”), with Xerox, pursuant to which, among other things, the Stockholder agreed to vote his shares in favor of the adoption of the Merger Agreement and against any takeover bid by a third party. The Stockholder’s agreement to vote his shares of ACS common stock as described above is subject to limitations if the ACS board of directors changes its recommendation with respect to the merger, in which case the Stockholder is required to vote in favor of the merger only a number of shares equal to 21.8% of the outstanding voting power of ACS, with the remaining shares, subject to the following sentence, being required to be voted proportionate to the manner in which all other shares of ACS common stock not beneficially owned by the Stockholder are voted at the special meeting to approve the Merger Agreement. If the ACS board of directors changes its recommendation with respect to the merger in connection with a financially superior takeover proposal, the Stockholder is entitled to vote the remaining shares in his sole discretion.

The Stockholder has granted an irrevocable proxy in favor of designated officers of Xerox to vote its shares of ACS common stock as required.

The Voting Agreement prohibits the Stockholder from taking various actions that could reasonably be expected to facilitate a competing takeover proposal for ACS, except that if the ACS board has determined that a competing takeover proposal could reasonably be expected to lead to a financially superior takeover proposal (i) the Stockholder is entitled to participate in discussions or negotiations regarding such takeover proposal and (ii) if the ACS board changes its recommendation of the merger in connection with such financially superior takeover proposal, the Stockholder is entitled to enter into a voting agreement or proxy with respect to the remaining shares.

The Voting Agreement will terminate on the earliest of (a) the effective time of the merger, (b) the termination of the Merger Agreement and (c) the making of any waiver, amendment or modification of the Merger Agreement or the Certificate of Amendment that (i) reduces the value or changes the type of consideration payable to holders of ACS common stock in the merger or (ii) is otherwise adverse to holders of ACS common stock.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Debt Commitment Letter

Concurrently, and in connection with entering into the Merger Agreement, Xerox entered into a debt commitment letter (the “Debt Commitment Letter”) with JPMorgan Chase Bank, N.A. and J.P. Morgan

Securities Inc. pursuant to which, subject to the conditions set forth therein, JPMorgan Chase Bank, N.A. committed to provide to Xerox unsecured bridge financing of up to $3.0 billion (the “Bridge Facility”), the proceeds of which will be used (i) first, to repay or redeem ACS’s indebtedness outstanding on the date of consummation of the merger (the “Closing Date”) other than its 5.20% senior notes due 2015, 4.70% senior notes due 2010 and capitalized lease obligations and (ii) second, to fund, in part the cash consideration for the merger and pay certain fees and expenses in connection with the merger. The Bridge Facility will mature on the first anniversary of the Closing Date; however, subject to certain conditions, Xerox may elect to (a) extend the maturity date for up to $1.5 billion of the aggregate principal amount of the Bridge Facility to the second anniversary of the Closing Date and (b) further extend the maturity date for up to $750 million of the aggregate principal amount of the Bridge Facility to the third anniversary of the Closing Date.

The foregoing description of the Debt Commitment Letter is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

Issuance of Series A Convertible Perpetual Preferred Stock

Pursuant to the terms of the Merger Agreement, Xerox agreed to issue 300,000 shares of Xerox’s Series A Convertible Perpetual Preferred Stock, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”) to the holders of Class B common stock of ACS.

Cash dividends will be payable quarterly on the Series A Preferred Stock when, as and if declared by the board of directors, out of any funds legally available for the payment of dividends, on a cumulative basis, at a rate per year equal to 8.0% of the liquidation preference. If Xerox does not pay dividends in full on any dividend payment date, cash dividends will be payable, on a cumulative basis, at a rate per year equal to 8.0% of the sum of the liquidation preference and the amount of accrued and unpaid dividends as of the most recent dividend payment date. In addition, if Xerox does not pay dividends in full on any dividend payment date, the ability of Xerox to declare, pay dividends on, redeem, purchase or otherwise acquire its common stock or any preferred stock ranking on a parity with or junior to the Series A Preferred Stock, will be subject to certain restrictions.

Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 89.8876 shares of common stock (which reflects an initial conversion price of approximately $11.125 per share of common stock, which is a 25% premium over $8.90, which was the average closing price of Xerox’s common stock over the 7-trading day period ended on September 14, 2009), subject to customary anti-dilution adjustments. In addition, the holder will have the right to convert, under certain circumstances, each share of Series A Preferred Stock into shares of common stock at an increased conversion rate. On or after the fifth anniversary of the issue date, Xerox will have the right, at its option, to cause, under certain circumstances, any or all of the Series A Preferred Stock to be converted into shares of common stock at the then applicable conversion rate.

Upon the occurrence of certain fundamental change events, the holder of Series A Preferred Stock has the right to require Xerox to redeem any or all of the Series A Preferred Stock in cash at a redemption price per share equal to the liquidation preference and any accrued and unpaid dividends to, but not including the redemption date. At any time on or following the fifth anniversary of a transfer by the holder of the Series A Preferred Stock to a person other than a permitted transferee, Xerox has the option to redeem any or all of such transferred shares of Series A Preferred Stock in cash at a redemption price per share equal to the fair market value of such redeemed shares and any accrued and unpaid dividends to, but not including the redemption date.

The terms of the Series A Preferred Stock are more fully described in the Certificate of Amendment of the Certificate of Incorporation of Xerox (the “Certificate of Amendment”) establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Series A Preferred Stock. A form of the Certificate of Amendment is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Additional Information

This communication is being made in respect of the proposed merger transaction involving Xerox, ACS and Boulder Acquisition Corp. In connection with the proposed transaction, Xerox will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Xerox and ACS that also constitutes a prospectus of Xerox. Each of Xerox and ACS will mail a proxy statement/prospectus to their respective stockholders, and each will be filing other documents regarding the proposed transaction with the SEC as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Xerox and ACS, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, from Xerox’s website, www.xerox.com, under the heading “Investor Relations” and then under the heading “SEC Filings” or, without charge, from ACS’s website, www.acs-inc.com, under the tab “Investor Relations” and then under the heading “SEC Filings”.

Xerox, ACS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Xerox’s directors and executive officers is available in Xerox’s proxy statement for its 2009 annual meeting of stockholders and Xerox’s 2008 Annual Report on Form 10-K, which were filed with the SEC on April 6, 2009 and February 13, 2009, respectively, and information regarding ACS’s directors and executive officers is available in ACS’s proxy statement for its 2009 annual meeting of stockholders and ACS’s 2009 Annual Report on Form 10-K, which were filed with the SEC on April 14, 2009 and August 27, 2009, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 27, 2009, among Xerox Corporation, Boulder Acquisition Corp. and Affiliated Computer Services, Inc.

3.1	Certificate of Amendment of the Certificate of Incorporation of Xerox Corporation establishing Series A Convertible Perpetual Preferred Stock, dated as of September 27, 2009.

10.1	Voting Agreement, dated as of September 27, 2009 between Xerox Corporation and Darwin Deason.

10.2	Debt Commitment Letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., dated as of September 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 28, 2009	XEROX CORPORATION

	By:	/s/ Ursula M. Burns
	Name:	Ursula M. Burns
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 27, 2009, among Xerox Corporation, Boulder Acquisition Corp. and Affiliated Computer Services, Inc.

3.1	Certificate of Amendment of the Certificate of Incorporation of Xerox Corporation establishing Series A Convertible Perpetual Preferred Stock, dated as of September 27, 2009.

10.1	Voting Agreement, dated as of September 27, 2009 between Xerox Corporation and Darwin Deason.

10.2	Debt Commitment Letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., dated as of September 27, 2009.